Exhibit 77(Q)(1)(a)(ix)

                    FIRST AMENDMENT TO SUB-ADVISER AGREEMENT

                                ING EQUITY TRUST

      This First Amendment, effective as of July 1, 2003, amends the Sub-Adviser Agreement (the "Agreement") dated the 9th day of May, 2001, as amended, between ING Investments, LLC, (formerly known as ING Pilgrim Investments, LLC) an Arizona limited liability company (the "Manager") and Aeltus Investment Management, Inc., a Connecticut corporation (the "Sub-Adviser") with regards to ING Principal Protection Fund, ING Principal Protection Fund II, ING Principal Protection Fund III, ING Principal Protection Fund IV, ING Principal Protection Fund V, ING Principal Protection Fund VI, ING Principal Protection Fund VII, ING Principal Protection Fund VIII, and ING Principal Protection Fund IX, each a Series of ING Equity Trust.

                               W I T N E S S E T H

      WHEREAS, the parties desire to amend the Agreement and agree that the amendments will be effective as of July 1, 2003.

      NOW, THEREFORE, the parties agree as follows:

      1. Section 2(a)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

      (ii) The Sub-Adviser will have no duty to vote any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested unless the Manager gives the Sub-Adviser written instructions to the contrary. The Sub-Adviser will immediately forward any proxy it receives on behalf of the Fund solicited by or with respect to the issuers of securities in which assets of the Series are invested to the Manager or to any agent of the Manager designated by the Manager in writing.

      The Sub-Adviser will make appropriate personnel reasonably available for consultation for the purpose of reviewing with representatives of the Manager and/or the Board any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested. Upon request, the Sub-Adviser will submit a voting recommendation to the Manager for such proxies. In making such recommendations, the Sub-Adviser shall use its good faith judgment to act in the best interests of the Series. The Sub-Adviser shall disclose to the best of its knowledge any conflict of interest with the issuers of securities that are the subject of such recommendation including whether such issuers are clients or are being solicited as clients of the Sub-Adviser or of its affiliates.

      2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.


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      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                                            ING INVESTMENTS, LLC

                                            By: /s/ Michael J. Roland
                                                --------------------------------
                                                Michael J. Roland
                                                Executive Vice President


                                            AELTUS INVESTMENT MANAGEMENT, INC.

                                            By: /s/ Michael Gioffre
                                                --------------------------------
                                                Name:
                                                       -------------------------
                                                Title:
                                                       -------------------------


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